EXHIBIT 99.1
LGI Homes, Inc. Reports Second Quarter and YTD 2015 Results and Updates Full Year Guidance
THE WOODLANDS, Texas, August 5, 2015 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2015 and the six months ended June 30, 2015.
Second Quarter 2015 Highlights and Comparisons to Second Quarter 2014

•	Net Income of $14.0 million, or $0.70 Basic EPS and $0.66 Diluted EPS

•	Net Income Before Income Taxes increased 52.8% to $21.2 million

•	Home Closings increased 28.9% to 853 homes

•	Home Sales Revenues increased 49.3% to $158.8 million

•	Average Home Sales Price increased 15.8% to $186,197

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased 30 basis points to 28.2%

•	Active Selling Communities at quarter-end increased to 45 from 31

•	Total Owned and Controlled Lots increased to 22,192 lots

Six Months Ended June 30, 2015 Highlights and Comparisons to Six Months Ended June 30, 2014

•	Net Income of $21.7 million, or $1.09 Basic EPS and $0.97 Diluted EPS

•	Net Income Before Income Taxes increased 57.2% to $33.0 million

•	Home Closings increased 32.9% to 1,524 homes

•	Home Sales Revenues increased 53.3% to $279.5 million

•	Average Home Sales Price increased 15.4% to $183,409

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased 30 basis points to 28.1%
Diluted EPS reflects the impact of the Company's convertible notes using the "if-converted method" through April 30, 2015. Stockholder approval for the flexible settlement feature of the convertible notes was obtained on April 30, 2015, at the Company’s 2015 Annual Meeting of Stockholders. Therefore, subsequent to April 30, 2015, the treasury stock method has been used to calculate the dilutive effect of the convertible notes on diluted EPS.
Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments

“2015 continues to be an outstanding year for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “With a record-setting 853 home closings during the second quarter, we continued our trend of strong results and profitability.”

“We continue to expand and execute our growth plan maintaining an appropriate supply of move-in ready homes to fuel our dynamic sales team and maximizing our return on capital through efficient build-times and even-flow construction methodology. We have been able to replicate our success in our markets outside of the state of Texas and stay dedicated to our systems and processes as we continue to grow and capture more market share.”

Lipar concluded, “July continued our trend of strong home closings with a 79% increase over the previous year. Based on this solid start to the third quarter and the success we have seen during the first half of the year, we feel we are well positioned to meet our goals and are raising our guidance. For the full year 2015, we now anticipate closing between 3,000 and 3,300 homes and believe basic EPS will be in the range of $2.15 to $2.50 per share.”
2015 Second Quarter Results
Home closings during the second quarter of 2015 increased 28.9% to 853 from 662 during the second quarter of 2014. Active selling communities increased to 45 at the end of the second quarter of 2015, up from 31 at the end of the second quarter of 2014
Home sales revenues for the second quarter of 2015 increased 49.3% to $158.8 million compared to the second quarter of 2014. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $186,197 for the second quarter of 2015, an increase of $25,453, or 15.8%, over the second quarter of 2014. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Adjusted gross margin as a percentage of home sales revenues for the second quarter of 2015 increased to 28.2% from 27.9% for the second quarter of 2014. This increase primarily reflects the net impact of higher average home sales prices over increased construction and lot costs. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $14.0 million, or $0.70 per basic share and $0.66 per diluted share, for the second quarter of 2015 increased $4.9 million, or 54.7%, from $9.0 million for the second quarter of 2014. This increase is primarily attributable to the increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling expenses, net of increased expenses associated with new communities.
Results for the Six Months Ended June 30, 2015
Home closings for the six months ended June 30, 2015 increased 32.9% to 1,524 from 1,147 during the first six months of 2014.
Home sales revenues for the six months ended June 30, 2015 increased 53.3% to $279.5 million compared to the six months ended June 30, 2014. The increase in home sales revenues is due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $183,409 for the six months ended June 30, 2015, an increase of $24,445, or 15.4%, over the six months ended June 30, 2014. This increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Net income of $21.7 million, or $1.09 per basic share and $0.97 per diluted share, for the six months ended June 30, 2015 increased $8.0 million, or 59.0%, from $13.6 million for the six months ended June 30, 2014. This increase is primarily attributable to the increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling expenses, net of increased expenses associated with new communities.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is increasing its previous released guidance for the year 2015. The Company believes it will close between 3,000 and 3,300 homes during 2015 and generate basic EPS between $2.15 and $2.50 per share. This outlook assumes that general economic conditions, including interest rates, and mortgage availability in second half of 2015 are similar to those in the first half of 2015, and that home sales prices, construction costs and overall absorption rates for the remainder of the year are also consistent with the Company’s recent experiences.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12 p.m. Eastern Time on Wednesday, August 5, 2015. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id "93616949". This replay will be available until August 13, 2015.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina and South Carolina. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tucson, Tampa, Orlando, Atlanta, Albuquerque, Charlotte and most recently Denver. The Company has a notable legacy of more than 12 years of homebuilding operations, over which time it has closed over 10,000 homes. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2015 home closings and basic earnings per share, market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the "Cautionary Statement about Forward-Looking Statements" subsection within the "Risk Factors" section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2015	2014
ASSETS	(Unaudited)
Cash and cash equivalents	$49,747	$31,370
Accounts receivable	14,773	7,365
Real estate inventory	407,072	367,908
Pre-acquisition costs and deposits	7,936	9,878
Property and equipment, net	2,076	1,610
Other assets	9,187	7,515
Goodwill and intangible assets, net	12,358	12,481
Total assets	$503,149	$438,127

LIABILITIES AND EQUITY
Accounts payable	$24,685	$15,479
Accrued expenses and other liabilities	31,491	21,365
Deferred tax liabilities, net	1,980	2,685
Notes payable	239,931	216,099
Total liabilities	298,087	255,628

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,908,482 shares issued and 19,908,482 shares outstanding as of June 30, 2015 and 20,849,044 shares issued and 19,849,044 shares outstanding as of December 31, 2014	209	208
Additional paid-in capital	164,403	163,520
Retained earnings	57,000	35,321
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	205,062	182,499
Total liabilities and equity	$503,149	$438,127

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$158,826	$106,412	$279,516	$182,332

Cost of sales	116,253	78,016	205,481	134,405
Selling expenses	13,393	9,186	24,975	16,549
General and administrative	7,943	5,337	16,148	10,442
Operating income	21,237	13,873	32,912	20,936
Other income, net	9	31	55	35
Net income before income taxes	21,246	13,904	32,967	20,971
Income tax provision	(7,269)	(4,867)	(11,288)	(7,340)
Net income	$13,977	$9,037	$21,679	$13,631
Basic and diluted earnings per share data:
Basic	$0.70	$0.44	$1.09	$0.66
Diluted	$0.66	$0.43	$0.97	$0.65

Weighted average number of shares of common stock:
Basic	19,908,482	20,763,449	19,880,569	20,763,449
Diluted	21,246,875	20,868,910	22,536,841	20,867,337

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Home sales revenues	$158,826	$106,412	$279,516	$182,332
Cost of sales	116,253	78,016	205,481	134,405
Gross margin	42,573	28,396	74,035	47,927
Purchase accounting adjustments (a)	760	923	1,821	2,014
Capitalized interest charged to cost of sales	1,490	396	2,552	674
Adjusted gross margin	$44,823	$29,715	$78,408	$50,615
Gross margin % (b)	26.8%	26.7%	26.5%	26.3%
Adjusted gross margin % (b)	28.2%	27.9%	28.1%	27.8%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(b)	Calculated as a percentage of home sales revenues

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended June 30,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$91,712	488	$74,099	465
Southwest	28,767	143	10,300	61
Florida	18,703	101	14,127	85
Southeast	19,644	121	7,886	51
Total home sales	$158,826	853	$106,412	662

	Six Months Ended June 30,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$162,485	870	$127,829	810
Southwest	43,673	222	19,934	121
Florida	31,215	168	21,715	132
Southeast	42,143	264	12,854	84
Total home sales	$279,516	1,524	$182,332	1,147

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes